Exhibit 99.1
Press Release
WVT Enters Into Agreement with Directors and Officers
(Warwick, NY, May 4, 2006) Today Warwick Valley Telephone Company (Nasdaq: WWVY) (the “Company”) entered into indemnification agreements with all current directors of the Company and officers Michael A. Cutler, Vice President, Chief Financial Officer and Treasurer, Zigmund C. Nowicki, Jr., Corporate Secretary and Dorinda M. Masker, Assistant Corporate Secretary. Under these agreements the Company agrees to indemnify and advance expenses to any officer or director who is made, or threatened to be made, a party to any action or proceeding by reason of the fact that he or she is or was an officer or director of the Company, or is or was serving at the request of the Company in any capacity for the Company or any other enterprise. The agreements are entered into pursuant to an amendment to the Company’s By-Laws. The Company’s Board of Directors concluded that the By-Law amendment and the related indemnification agreements were advisable in light of the Company’s need to retain qualified officers and directors, particularly but not only during a time when it is reviewing its strategic options.

Contact:	Warwick Valley Telephone Company Herbert Gareiss, Jr. President & CEO
(845) 986-8080